Exhibit 1A-17

ANTI-DILUTION AGREEMENT

THIS ANTI-DILUTION AGREEMENT (the “Agreement”) is dated as of October 15, 2023 and is by and among CENTURY WEST MULTIFAMILY INCOME REIT, LLC., a Delaware Limited Liability Company (the “Company”), and Jamshid Kermani, an individual & Managing Member of the Company (“Kermani”).

WHEREAS, Kermani and the Company are both parties to a certain “REIT MANAGEMENT AGREEMENT,” Exhibit 1A-15 of the Form 1-A Registration Statement (including any of its amendments – hereinafter referred to as the “Offering Memorandum”), filed with the United States Securities and Exchange Commission (the “SEC”), SEC CIK NO. 0001992028 / SEC. FILE NO. 024-12326, which contemplates the execution and delivery of this Agreement by the parties hereto.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1: Additional Issuances:

a)	At any time after the date hereof, if the Company shall issue or propose to issue any additional Equity Membership Units (referred to as the “Common Shares” in the Offering Memorandum), or warrants, options (excluding any options granted to employees of the Company in accordance with any employee plans, now or hereinafter in effect) or other rights or instruments of any kind convertible into or exercisable or exchangeable for shares of Equity Membership Units (the “Additional Securities”), then the same number of Equity Membership Units shall be issued to Kermani to maintain Kermani’s pro rata percentage (9.8%) (the “Fully-Diluted Ownership Percentage”) prior to additional issuance of such Equity Membership Units. This Agreement does not survive any resale or transfer of the Equity Membership Units, and no shareholder who acquires Equity Membership Units from Kermani will have any benefits of this Agreement.

b)	The Company represents and covenants to Kermani that (i) upon issuance of the Additional Securities, all the Equity Membership Units shall be duly authorized, validly issued, fully paid and nonassessable and will be approved (if outstanding securities of the Company of the same type are at the time already approved) for listing on any Stock Market or for quotation or listing on the principal trading market for the securities of the Company at the time of issuance (if any), (ii) upon delivery of such Equity Membership Units, they shall be free and clear of all liens, claims and encumbrances (other than any restrictions imposed by applicable Federal, State and/or foreign securities laws of any nature and shall not be subject to any preemptive right of any shareholder / member of the Company and (iii) this Section 1 does not and upon the issuance of such Additional Securities will not (a) violate or conflict with any provision of the Certificate of Formation or Operating Agreement of the Company, each as may be amended from time to time (b) conflict with or constitute a violation by the Company of any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to the Company, the enforcement of which would have a material adverse effect on the Company, or on the Company’s ability to perform its obligations hereunder, or the ability of the Company to consummate issuance of the Additional Securities, and (c) either alone or with the giving of notice or the passage of time, or both, modify, violate, conflict with, constitute grounds for termination of, or accelerate the performance required by, or result in a breach or default of the terms, conditions or provisions of, or constitute a default under any contract, agreement, note bond, mortgage, indenture, deed of trust, license, franchise, permit, commitment, waiver, exemption, order, obligation, lease, sublease, undertaking, agreement, offer or other instrument, which violation, conflict, termination, acceleration, breach or default would have a material adverse effect on the Company, or on the ability of the Company to perform its obligations hereunder, or the ability of the Company to issue such Equity Membership Units.

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c)	As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday, U.S. national legal holiday, or a legal holiday under the laws of the State of Delaware, and the term “Person” shall mean an individual, corporation, partnership, joint venture, joint stock company, association, trust, business trust, unincorporated organization, government authority, or any other entity of whatever nature. As used herein, the term “Fully-Diluted Ownership Percentage” shall mean the percentage ownership calculated by dividing (i) the aggregate number of Equity Membership Units (including any Equity Membership Units issuable upon exercise or conversion of options, warrants or other securities or rights) beneficially owned (as such term is determined in accordance with the Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by the applicable Person or Persons, howsoever and whenever acquired, by (ii) the aggregate number of all issued and outstanding Equity Membership Units of the Company (including any Equity Membership Units which are issuable upon exercise or conversion of options, warrants or other securities or rights within 60 days of the date on which such calculation is being made).

d)	If the Company, at any time while this Agreement is in force and effect, by reclassification of securities or otherwise (including, but not limited to, a “reincorporation,” merger with or into a wholly owned subsidiary of the Company, an exchange or stock swap or another type of reorganization or recapitalization), shall change or exchange its Equity Membership Units into (or for) different securities of another class or classes, or ceases to have Equity Membership Units, then Kermani’s rights hereunder shall thereafter represent the right to the same number of Equity Membership Units issued to Kermani to maintain Kermani’s Fully-Diluted Ownership Percentage of such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the Agreement immediately prior to such reclassification or other change. All such adjustments shall be made so as to equitably adjust Kermani’s rights hereunder.

SECTION 2: Further Assurances: Each of the parties hereto agrees that, at any time, and from time-to-time after the date hereof, it shall, upon written request from the other party hereto, and without further consideration, perform such other and further acts, and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments, documents and assurances as such other party reasonably may request for the purpose of carrying out this Agreement.

SECTION 3: Binding Agreement; Assignment: This Agreement is binding upon, will inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto, without the prior written consent of the other party hereto.

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SECTION 4: Entire Agreement, No Third-Party Beneficiaries: This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matters hereof and thereof and supersedes any and all prior negotiations, agreements, arrangements and understandings between the parties, written or oral, relating to the matters provided for herein or therein. Except as expressly provided in this Agreement, nothing contained in this Agreement, express or implied, is intended to or shall confer on any Person other than the parties hereto and their heirs, successors and permitted assigns, any rights, benefits, remedies or claims under or by reason of this Agreement.

SECTION 5: Amendment; Modification: This Agreement may not be amended or modified except by an instrument in writing signed by a duly authorized officer of each of the Company and Kermani.

SECTION 6: Extensions: Waivers: Remedies Cumulative:

a)	The conditions to each of the parties’ obligations to consummate this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. With regard to this Agreement, any party may (i) extend the time for the performance of any of the obligations or other acts of any other party with such first party, or (ii) waive compliance with any of the agreements of any party with such first party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver of any provision of this Agreement shall be valid and effective only if set forth in an instrument in writing signed on behalf of such party against whom enforcement of any waiver or consent is sought by such first party or a duly authorized officer thereof, if applicable.

b)	No failure or delay on the part of any party in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing among the parties, shall operate as a waiver of such right, privilege, power, or remedy, nor shall any single or partial exercise of any right, privilege, power, or remedy under this Agreement preclude any other or further exercise of such right, privilege, power, or remedy, or the exercise of any other right, privilege, power, or remedy. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

SECTION 7: Section Headings: Interpretation: Reference in this Agreement to a Section unless otherwise indicated, shall constitute references to a Section or an Article of this Agreement. The section headings contained in this Agreement are for convenience of reference only and do not form a part thereof and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that this Agreement is the product of negotiations among sophisticated parties, each of whom had an opportunity to participate in, and did participate in the drafting of each provision hereto, and each party was afforded opportunity to have this Agreement reviewed by legal counsel. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

SECTION 8: Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware without giving effect to the laws that might otherwise govern under applicable principles of conflict of laws thereof.

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SECTION 9: Notices: Any notice, demand, claim, request, waiver or consent or other communication required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered the following means of delivery, and shall be deemed to have been duly delivered and received on the date of transmission:

a)	If to the Company: JimKermani@outlook.com

b)	If to Kermani: JimKermani@outlook.com

SECTION 10: Consent to Jurisdiction: Each of the parties agrees to submit itself to the jurisdiction of any State or Federal court sitting in the State of Delaware. In addition, each of the parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such court.

SECTION 11: Severability: The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (ii) they shall negotiate in good faith to replace any provisions that are finally determined to be invalid, void or otherwise unenforceable with other provisions that are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the balance of this Agreement shall not be affected and shall remain enforceable to the fullest extent permitted by law. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and shall be enforced to the fullest extent permitted by law.

SECTION 12: Counterparts: This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original, and all of which when taken together shall be considered one and the same instrument, and this Agreement shall become effective when such counterparts have been signed by each of the parties hereto and delivered to the other parties. The parties hereto agree that signatures of the parties and their duly authorized officers may be exchanged by facsimile transmission, and that such signatures shall be binding to the same extent, and have the same force and effect, as the exchange of original written signatures. The originals of such signatures shall be sent to the other parties hereto by overnight courier.

This Agreement has been duly executed by an authorized officer by each of the following parties as of the date first set forth above.

Century West Multifamily Income REIT, LLC.	Mr. Jamshid Kermani

By: _________________________________	By: _____________________________

Name: Jamshid Kermani	Name: Jamshid Kermani

Title: Managing Member	Title: Managing Member

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